Exhibit 10.2

ANTARES PHARMA, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of June, 2014 (the “Effective Date”) by and between Antares Pharma, Inc., a Delaware corporation (the “Company”), and Eamonn P. Hobbs (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to secure for itself the services of the Executive, and the Executive wishes to furnish such services to the Company, pursuant to the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) Term. This Agreement shall be effective as of the Effective Date and continue until the three (3) year anniversary thereof, unless sooner terminated by either party as hereinafter provided. In addition, this Agreement shall automatically renew for periods of one (1) year unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Term (as defined below) or at least ninety (90) days prior to the end of any one (1) year renewal period that the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under this Agreement terminates is referred to herein as the “Term.”

(b) Duties. During the Term, the Executive shall be employed by the Company as the President and Chief Executive Officer of the Company with the duties, responsibilities and authority commensurate therewith. The Executive shall report to the Board of Directors of the Company (the “Board”). Subject to the oversight of the Board, the Executive shall have responsibility for (i) the exercise of the executive authority of the Company, including general and active management of the business of the Company and effectuating all orders and resolutions of the Board (either directly or through delegation of authority to other executives of the Company) and (ii) such other duties and responsibilities as may be assigned to him from time to time by the Board.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company, and may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company). It shall not be deemed a violation of the foregoing for the Executive to (i) act or serve as a director, trustee or committee member of any civic or charitable organization; (ii) manage his personal, financial and legal affairs; or (iii) serve as a director of an organization that is not a civic or charitable organization with the prior consent of the Board, which consent shall not be unreasonably withheld, in all cases so long as such activities (described in clauses (i), (ii) and (iii)) are permitted under the Company’s code of conduct and employment policies and do not materially interfere with or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 6 below. The activities on Exhibit A are hereby approved under this Section 1(c).

2. Compensation.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the annual rate of $560,000, which shall be paid in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be subject to review, and at the approval of the Compensation Committee of the Board (the “Compensation Committee”), subject to increase (but not decrease) during the Term, based upon the performance of the Executive and the Company, as determined by the Compensation Committee in accordance with the Company’s normal compensation and performance review policies for senior executives generally.

(b) Bonus. In addition to the Executive’s Base Salary, the Executive shall be eligible to receive a bonus for each calendar year during the Term, based on attainment of certain individual and corporate performance goals and targets (the “Annual Bonus”). The target amount of the Executive’s Annual Bonus shall be 55% of Base Salary. The performance goals and targets shall be determined by the Compensation Committee in consultation with the Executive. Once determined, the applicable performance goals and targets shall be communicated to the Executive as soon as reasonably practicable following the Compensation Committee’s determination of the applicable goals and targets. The actual Annual Bonus amount paid will be based upon the Compensation Committee’s determination, in its sole discretion, whether and to what extent the applicable performance goals and targets have been achieved, and such amount may be more or less than the target amount, as determined by the Compensation Committee in its sole discretion. Any Annual Bonus earned and payable to the Executive hereunder shall be paid on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the Annual Bonus is earned. Notwithstanding the foregoing, any Annual Bonus for calendar year 2014 will be multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company during calendar year 2014 and the denominator of which is three hundred sixty-five (365).

(c) Equity Compensation.

(i) Sign-On Stock Option Grant. Pursuant to the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended from time to time (the “2008 Equity Plan”) (or successor plan), in connection with the Executive’s commencement of employment, the Executive shall be granted a stock option to purchase the number of shares of common stock of the Company, $0.01 par value (the “Stock”) determined by subtracting the number of shares of Stock subject to the Additional Option described in subsection 2(c)(ii) below from 500,000 (the “Sign-On Option”). The Sign-On Option will have an exercise price equal to the closing price of the Stock on the date of grant, subject in all respects to the terms and conditions of the 2008 Equity Plan (or a successor plan) and the Company’s standard form 2014 Stock Option Agreement evidencing the terms and conditions of the grant. Provided that the Executive is employed by the Company on the applicable vesting date, the Sign-On Option shall vest 33-1/3% annually until the Sign-On Option is fully vested.

(ii) Additional Stock Option Grant. In addition, pursuant to the 2008 Equity Plan, the Executive shall be granted a stock option to purchase the number of shares of Stock equal to a Black Scholes value for the option of $275,000 on the date of grant (the “Additional Option”). The Additional Option shall have an exercise price equal to the closing price of the Stock on the date of grant, subject in all respects to the terms and conditions of the 2008 Equity Plan (or a successor plan) and the Company’s standard form 2014 Stock Option Agreement evidencing the terms and conditions of the grant. Provided that the Executive is employed by the Company on the applicable vesting date, the Additional Option shall vest 33-1/3% annually until the Additional Option is fully vested.

(iii) Restricted Stock Unit Grant. Pursuant to the 2008 Equity Plan, the Executive shall be granted restricted stock units for the number of stock units determined by dividing $275,000 by the closing price of the Stock on the date of grant, subject in all respects to the terms and conditions of the 2008 Equity Plan (or a successor plan) and the Company’s standard form 2014 Restricted Stock Unit Agreement evidencing the terms and conditions of the grant. Provided that the Executive is employed by the Company on the applicable vesting date, the restricted stock units shall generally vest and be settled 33-1/3% annually until the restricted stock units are fully vested and settled.

(iv) Performance Stock Units Grant. Pursuant to the 2008 Equity Plan, the Executive shall be granted performance stock units for a target number of stock units determined by dividing $550,000 by the closing price of the Stock on the date of grant, subject in all respects to the terms and conditions of the 2008 Equity Plan (or a successor plan) and the Company’s 2014 Performance Stock Unit Agreement evidencing the terms and conditions of the grant. Provided that the Executive is employed by the Company on the applicable vesting date, the performance stock units shall vest and be settled based on the attainment of certain Company performance goals as approved by the Compensation Committee.

(v) Additional Grants. During the Term, the Executive shall also be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, including the 2008 Equity Plan, at levels determined by the Compensation Committee in its sole discretion, commensurate with the Executive’s position as President and Chief Executive Officer.

(d) Vacation. During the Term, the Executive shall be entitled to vacation, holiday and sick leave at levels generally commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not worked policies; provided, however, that the Executive shall be entitled to not less than five (5) weeks of paid vacation each calendar year, prorated from any period of employment of less than twelve (12) months in a calendar year. Such paid time off may be carried over from year to year to the extent permitted in accordance with standard Company policy and shall be paid to the extent accrued (and to the extent not used) as of the Executive’s termination of employment.

(e) Employee Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, savings, flexible spending accounts and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any parent, subsidiary or affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(f) Expense Reimbursement. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable and necessary business expenses and other disbursements incurred by his for or on behalf of the Company in connection with the performance of his duties hereunder upon presentation by the Executive to the Company of appropriate documentation thereof.

(g) Relocation Allowance. The Company shall reimburse the Executive for reasonable relocation expenses incurred prior to December 31, 2014 in connection with the Executive’s relocation to the Philadelphia, Pennsylvania metropolitan area, including temporary accommodation, up to a maximum of $30,000.

3. Termination of Employment.

(a) Termination for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause (as defined below) upon written notice to the Executive (as described below), in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing, but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Cause” shall mean any of the following grounds for termination of the Executive’s employment: (i) the Executive’s knowing dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation or embezzlement by the Executive of the Company’s funds; (iii) the Executive’s conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its parents, subsidiaries or affiliates; or (iv) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement.

(b) Voluntary Resignation. The Executive may voluntarily terminate his employment without Good Reason (as defined below) upon thirty (30) days advance written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in Executive’s Base Salary; (ii) the Company’s material breach of terms of this Agreement (which for purposes of this Agreement shall include (A) the failure of the Company to require any successor to the Company to assume the obligations of the Company to Executive under this Agreement and any other agreement between the Company and Executive then in effect and (B) the Company’s reduction in the target annual bonus opportunity below fifty-five percent (55%)

of Base Salary for any calendar year during the Term); (iii) a change in the Executive’s designation of title from President and Chief Executive Officer of the Company or successor entity (unless such change is to a higher title and level of responsibility) that results in a material diminution in Executive’s authority, duties and responsibilities; (iv) a material change in the geographic location at which Executive must perform services that results in the relocation of Executive’s principal business location to a location that is sixty (60) miles or more from Center City Philadelphia; or (v) the Company’s delivery to the Executive of a notice of its intent not to renew the Term pursuant to Section 1(a) above; provided that the Executive is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.

Notwithstanding any provision of this definition of Good Reason to the contrary, the Executive shall not have Good Reason for termination unless the Executive gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in the Executive’s notice of termination, within thirty (30) days after the date on which the Executive gives written notice of termination, and the Executive terminates employment within sixty (60) days after the event that constitutes Good Reason. If the Executive’s resignation occurs after such time, the resignation shall be treated as a voluntary resignation other than for Good Reason and the Executive will not be entitled to severance benefits under this Agreement.

(c) Termination without Cause; Resignation for Good Reason. Except as provided in Section 4(a) below, if the Executive’s employment is terminated by the Company (or the surviving company following a Change of Control (as defined in Section 4(c) below)) without Cause or by the Executive for Good Reason, either before or after a Change of Control, the provisions of this Section 3(c) shall apply (subject to the modifications of Section 4(a) below, if applicable). The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than thirty (30) days’ prior written notice to the Executive. The Company may, in its sole and absolute discretion, pay the Executive his Base Salary in lieu of any unexpired period of notice and terminate his employment immediately. Except as provided in Section 4(a) below, upon termination of the Executive ’s employment by the Company under this Section 3(c) or by the Executive for Good Reason, either before or after a Change of Control, if the Executive executes and does not revoke a written release, in a form acceptable to the Company, in its sole discretion, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) (the “Release”), and continues to comply with the provisions of the Proprietary Information and Invention Assignment Agreement (as defined in Section 6(a) below) and restrictive covenants and representations in Section 6 below, the Executive shall be entitled to receive the payments set forth in subsections 3(c)(i), (ii) and (iii), in lieu of any other payments due under any severance plan or program for employees or executives (subject to the modifications of Section 4(a) below, if applicable). Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(i) The Company will pay to the Executive severance equal to twelve (12) months of the Executive’s Base Salary at the rate in effect immediately prior to the Executive’s termination of employment, less applicable tax withholding, paid in equal monthly installments beginning within the sixty (60)-day period following the date of the Executive’s termination of employment and continuing on each payroll date thereafter until fully paid, in accordance with the Company’s regular payroll practices. The first severance payment will include any missed payments during such sixty (60)-day period.

(ii) The Company will pay to the Executive a pro rata Annual Bonus for the year in which the termination of employment occurs, which shall be determined based on Executive’s actual Annual Bonus earned for the year in which termination of employment occurs (if any), based on actual performance, multiplied by a fraction, the numerator of which is the number of days in which the Executive was employed by Company during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365). The pro rata Annual Bonus described in this subsection 3(c)(ii) will be paid at the same time and under the same terms and conditions as bonuses are paid to other executives of the Company, on or after January 1 but not later than March 15 of the calendar year following the calendar year in which the Executive’s employment terminates, subject to Section 5(b) below.

(iii) For the twelve (12) month period following the Executive’s termination of employment, provided that the Executive timely elects COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued medical and dental coverage for the Executive and, where applicable, his spouse and dependents, at the level in effect as of the date of the Executive’s termination of employment, less the employee portion of the applicable premiums that the Executive would have paid had he remained employed during the such twelve (12) month period (the COBRA continuation coverage period shall run concurrently with the twelve (12) month period that the Executive is provided with medical and dental coverage under subsection 3(c)(i)). These reimbursements will commence within the sixty (60)-day period following the date of the Executive’s termination of employment and will be paid on the first payroll date of each month, provided that the Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date. Notwithstanding the foregoing, the Company’s reimbursement of the monthly COBRA premiums in accordance with this subsection 3(c)(iii) shall cease immediately upon the earlier of: (A) the end of twelve (12) month period following the Executive’s termination of employment, or (B) the date that the Executive is eligible for comparable coverage with a subsequent employer. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.

(iv) Notwithstanding any provision to the contrary in the 2008 Equity Plan (or a successor plan) or any applicable agreement (including this Agreement), all outstanding equity grants held by the Executive immediately prior to the Executive’s termination date which vest based upon the Executive’s continued service over time that would have become vested during the twelve (12) month period following the Executive’s termination date had the Executive remained employed during such twelve (12) month period shall accelerate, become fully vested and/or exercisable, as the case may be, as of the Executive’s termination date. All outstanding equity grants held by the Executive immediately prior to the Executive’s termination date which vest based upon attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance based award.

(v) The Executive shall also be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company without regard to whether the Executive does not execute or revokes the Release.

(d) Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death or involuntary termination of employment by the Company on account of his Disability (as defined below), subject to the requirements of applicable law. If the Executive’s employment terminates due to death or involuntary termination by the Company on account of the Executive’s Disability, no payments shall be due under this Agreement, except that the Executive (or in the event of the Executive’s death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Disability” shall mean such physical or mental illness or incapacity of the Executive as shall (i) prevent him from substantially performing his customary services and duties to the Company, and (ii) continue for periods aggregating more than sixty (60) days in any six (6)-month period. The Company shall determine whether there is a Disability after consultation with a qualified, independent physician. The Executive shall cooperate with the Company, including making himself reasonably available for examination by physicians at the Company’s request, to determine whether or not he has incurred a Disability. The Executive’s failure (other than a failure caused by the Disability) to cooperate with the Company in a determination of Disability shall be treated as the Executive’s voluntary resignation from the Company without Good Reason.

4. Change of Control.

(a) Termination without Cause or Resignation for Good Reason Within Sixty Days Before or Twelve Months Following a Change of Control. Notwithstanding anything to the contrary herein, if there is both a Change of Control and the Executive’s employment is terminated without Cause or by the Executive for Good Reason within sixty (60) days before or within twelve (12) months following such Change of Control (a “CIC Termination”), the Executive shall be entitled to (i) the payments set forth under subsection 3(c)(i), except that twelve (12) months shall be replaced with twenty-four (24) months, (ii) a pro rata Annual Bonus for the year in which the termination of employment occurs, which shall be determined as the target amount in effect for the year in which termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days in which the Executive was employed by Company during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365), (iii) the payments set forth under subsection 3(c)(iii), except that twelve (12) months shall be replaced with eighteen (18) months, and (iv) in lieu of the benefit described in subsection 3(c)(iv), notwithstanding any provision to the contrary in the 2008 Equity Plan (or a successor plan) or any applicable agreement (including this Agreement), all outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon the Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the CIC Termination and all outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance based award. The pro rata bonus described in subsection 4(a)(ii) above will be paid in a lump sum within the sixty (60)-day period following the date of the Executive’s termination of employment if such termination occurs on or within twelve (12) months following a Change of Control, or within sixty (60) days following the date of the Change of Control if Executive becomes entitled to such payment as a result of the occurrence of a Change of Control within sixty (60) days following Executive’s termination without Cause or resignation for Good Reason prior to a Change of Control. Notwithstanding the foregoing in this Section 4(a), no amounts under this Section 4(a) will be paid or benefits under this Section 4(a) will be provided, in each case, upon a CIC Termination unless the Executive executes and does not revoke a Release and continues to comply with the covenants set forth in Section 6 below and the provisions of any confidentiality, non-competition, non-solicitation or invention assignment agreement with the Company to which the Executive is subject.

(b) Application of Section 280G. In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section 4(b). All determinations to be made under this Section 4(b) shall be made by an independent certified public accounting firm selected by the Company immediately prior to the Change of Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change of Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4(b) shall be borne solely by the Company.

(c) Definition of a Change of Control. For purposes of this Agreement, the term “Change of Control” shall have the same meaning ascribed to such term under the 2008 Equity Plan, as in effect on the date hereof and as it may be amended from time to time, or if the 2008 Equity Plan is no longer in effect, a successor plan thereto.

5. Section 409A.

(a) Compliance with Section 409A. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Payment Delay. Notwithstanding any provision in this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Company has securities which are publicly-traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to the Executive) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

6. Restrictive Covenants and Representations.

(a) Confidential Information. As a condition to the commencement of his employment hereunder, the Executive agrees to enter into the Company’ s standard Proprietary Information and Invention Assignment Agreement, attached hereto as Exhibit B (the “Proprietary Information and Invention Assignment Agreement”), prior to commencing employment hereunder, all of which are hereby incorporated into this Agreement by reference. The Executive hereby agrees that, during the Term and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company and its parents, subsidiaries and affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its parents, subsidiaries and affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets. The Executive hereby agrees that, upon the termination of this Agreement, he shall not take, without the prior written consent of the Company, any document (in whatever form) of the Company or its parents, subsidiaries or affiliates, which is of a confidential nature relating to the Company or its parents, subsidiaries or affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(b) Non-Competition. The Executive hereby acknowledges that during his employment with the Company, the Executive will become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that the Executive’s services will be of special, unique and extraordinary value to the Company. Accordingly, the Executive hereby agrees that, subject to the requirements of applicable law, at any time during the Term, and for a period of twelve (12) months after the Executive’s date of termination of employment for any reason except a CIC Termination, or twenty-four (24) months after a CIC Termination (such twelve (12) month period or twenty-four (24) month period, as applicable, shall be referred to as the “Restriction Period”), the Executive will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business involving or related to (directly or indirectly) the research, development, marketing and/or sale or other delivery of injection devices, within any geographical area in which, as of the date of the Executive’s termination of employment, the Company or its subsidiaries engage in business or demonstrably plan to engage in business.

(c) Non-Solicitation. The Executive hereby agrees that during the Term and the Restriction Period, (i) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise employ or receive the services of an individual who was an employee of the Company or its subsidiaries at any time during such Restriction Period, except any such individual whose employment has been terminated by the Company and (ii) the Executive will not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries.

(d) Return of Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of the Executive’s date of termination), and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access, including but not limited to, any office, computing or communications equipment (e.g., laptop computer, facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business-related files that he has had in his possession. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Confidential Information or Company inventions, and shall remove from any personal computing or communications equipment all information relating to the Company.

(e) Non-Disparagement. The Executive agrees that the Executive will not disparage the Company, its subsidiaries and parents, and their respective Executives, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law. The Company shall instruct the members of the Board and members of executive management not make any disparaging or negative remarks, either oral or in writing, regarding the Executive.

(f) Cooperation. During the Term and thereafter, the Executive shall cooperate with the Company and its parents, subsidiaries and affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of the Executive’s duties and responsibilities to the Company during the Term (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into the Executive’s possession during the Term); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with the Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires the Executive’s cooperation in accordance with this Section 6(f), the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals and reasonable attorneys’ fees) incurred by the Executive in connection with such cooperation, subject to reasonable documentation.

(g) Executive Representations.

(i) The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder. In addition, the Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that he has with any other employer, person or entity. The Executive covenants that in connection with his provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(ii) Upon and after the Executive’s termination or cessation of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (A) provide a complete copy of this Agreement to any person, entity or association engaged in a competing business with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (B) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

7. Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 6 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 6 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 6. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 6 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Mercer County, New Jersey, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

8. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Trenton, New Jersey in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees relating to the conduct of the arbitration, and shall share the fees of the American Arbitration Association. The Company shall pay the reasonable costs, expenses and fees relating to the conduct of the arbitration to the Executive within thirty (30) days after the date on which it is finally determined that the Executive has prevailed on any material issue which is the subject of such arbitration.

9. Survivability. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

10. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 6, will continue to apply in favor of the successor.

11. Entire Agreement; Amendment; Waiver. This Agreement, together with the Proprietary Information and Invention Assignment Agreement, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer (other than the Executive) and by the Executive. This Agreement supersedes the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement.

12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Employer written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

14. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15. Indemnification. The Company agrees to indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the State of Delaware and under the bylaws of the Company, both as in effect at the time of the subject act or omission. In connection therewith, the Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Executive’s employment hereunder.

16. Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number or to the Executive at the address and facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five (5) mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:

Antares Pharma, Inc.

Princeton Crossroads Corporate Center

100 Princeton South, Suite 300

Ewing, New Jersey 08628

Attn: Chairman of the Board of Directors

(609) 359-3015 (facsimile)

With a copy to:

Morgan, Lewis and Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Amy Pocino Kelly, Esq.

(877) 432-9652 (facsimile)

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 16.

17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of law principles.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

19. Headings; Gender. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ANTARES PHARMA, INC.

By:	/s/ Leonard S. Jacob
Name:	Leonard S. Jacob, M.D., Ph.D.
Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Eamonn P. Hobbs
Eamonn P. Hobbs

Exhibit A

Outside Activities

As of the Effective Date, the Executive serves on the Board of Directors of the following companies:

•	Morris Innovative, Inc.

•	Marvao Medical, Inc.

•	Harmonic Medical, Inc.

Exhibit B

Proprietary Information and Invention Assignment Agreement